Exhibit 99.2

Event Name: Q2 2010 Applied Micro Circuits Corporation Earnings Conference Call

Event Date: 2009-10-29T21:00:00 UTC

C: Robert Gargus; Applied Micro Circuits Corporation; SVP and CFO

C: Paramesh Gopi; Applied Micro Circuits Corporation; President and CEO

P: Sandy Harrison; Signal Hill Group LLC; Analyst

P: Allan Mishan; Brigantine Advisors; Analyst

P: Dan Morris; Oppenheimer & Co.; Analyst

P: Christian Schwab; Craig-Hallum Capital Group; Analyst

P: Christopher Longiaru; Sidoti & Company; Analyst

P: Sanjay Devgan; Morgan Stanley; Analyst

P: Brian Thonn; Kingdom Ridge Capital; Analyst

P: Operator;

+++ presentation

Operator: Good day, ladies and gentlemen, and welcome to the second quarter 2010 Applied Micro Circuits Corporation earnings conference call. My name is Colby and I will be your operator for today.

At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions).

And as a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Robert Gargus, Senior Vice President and Chief Financial Officer. Please proceed, sir.

Robert Gargus: Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me today is Dr. Paramesh Gopi, our President and CEO.

Before turning the call over to Paramesh, I want to remind you that forward-looking statements discussed on this call, including guidance we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements including product demand and mix, product development and introductions, design wins, manufacturing, the impact of workforce reductions and the integration of new or moved operations, risks relating to macroeconomic conditions in markets, and other risks as set forth in our SEC filings including our Form 10-K for the year ended March 31, 2009.

Our actual results may differ materially from these forward-looking statements and Applied Micro assumes no obligation to update forward-looking statements made on this call. During the first quarter of fiscal year 2010, we completed the sale of our 3ware storage adapter business and for GAAP purposes, we have disclosed the results of this business as discontinued operations. For the purposes of this call, we will talk to the results of our continuing operations, excluding storage, unless otherwise noted.

The net results for storage are disclosed as a single line for discontinued operations. I want to point out that Applied Micro has several analysts that cover the stock and this creates a range of variability relative to the Street financial models. When we say the Street estimates, we mean consensus of the major analyst models and not necessarily the guidance that was given by the Company. With that, I’m going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi: Thanks, Bob, and good afternoon, everyone. During the September quarter, we saw our revenues increase sequentially by approximately 9%. I’m also pleased that going into the December quarter, overall order patterns remain healthy with a book to bill of about 1.1.

As has been the case in the last few quarters, we saw our opening backlog increase by over 17% over the prior quarter and the required turns for the December quarter will be less in percentage and dollars than the actuals for the September quarter.

We continue to execute to our guidance.

Number one, improved inventory management. Number two, improved backlog and book to bill, 1.1x. Number three, we beat our revenue midpoint guidance. Let me now give you some color on our transport and embedded processor businesses.

First, transport. Our transport business grew almost 25% sequentially for the quarter. Bookings for the quarter reflected growth in the telecom and datacom sectors, offset by reduced switch orders. Last quarter was unusually strong for the switch products as customers placed orders covering multiple quarters.

Both telecom and datacom segments showed robust growth this past quarter. Let me specifically elaborate on key drivers for both segments.

One, North American and EMEA’s Sonet and SDH transition to WDM-based IP over glass networks as evidenced by the recent activity at Verizon, AT&T and Deutsche Telekom. This transition has been a bit slower in Asia where SDH is still widely deployed, mainly for wireless backhaul. However, we expect the strength to shift towards WDM as evidenced by larger service providers such as China Telecom deploying this technology.

Number two, end market data points to metro optical spending approaching nearly 70% of total optical spending. This affirms the transition to OTN over ethernet as evidenced by deployments at EU Networks, Chunghwa Telecom, China Mobile, FiberLight, and NTT DoCoMo and Tata Teleservices to name a few of the many major service providers that have embraced ethernet-based service provisioning.

Number three, robust data center demand for servers is driving upgrade cycles for 10 Gb LAN and backplane subsystems as evidenced by a 15% sequential growth in server units this past quarter. In addition, backplane subsystems utilizing 10 Gb CDM connectivity are rapidly becoming mainstream in blade servers, which are outpacing the growth of total servers by nearly 5 to 8x.

Having outlined these macro drivers, let me elaborate on the linkage with our specific devices and shed some light on how our technologies are being deployed. This past quarter, we closed several major OTN design wins at top-tier customers.

First, we extended our reach into the Nokia Siemens core packet optical platform with our Yahara devices that we sampled last quarter. You may recall that Yahara is the world’s most integrated, low-power SOC for core optical transport functions.

With this, we have at Applied Micro become at the helm of next-generation optical core networks. Furthermore, we secured wins at Tellabs, Fujitsu and Alcatel-Lucent for mid-tier packet optical transport platforms. It is important to note that all of these aforementioned platforms are set to be deployed by the likes of Verizon and AT&T in the Americas as well as BT and Telefonica in the European Union.

In addition to all of the standard product activity, we received a significant chunk of NRE, $750,000 to be exact, for our ultra power efficient, groundbreaking, highly integrated 40 nm multichannel devices that are scheduled to sample next year. Please note that I had indicated that this would occur in our last call.

I would like to underscore the importance of our work here as we lead the industry in bringing disruptive mobile power metrics and process technologies such as TSMC’s 40 nm process node to the 40 and 100 Gb telco optical networking market to provide unsurpassed integration and meaningful power savings to our top-tier customers.

Turning to the data center connectivity portion of our transport business, we saw double-digit growth in our multi-protocol 10 Gb physical layer devices. Specifically we closed multiple tier 1 design wins at leading server platform vendors for KR and backplane devices as well as LRM converged network adapters.

Additionally, we secured our first meaningful design wins in converged metro ethernet platforms at Ericsson and ZTE which put us in an excellent position to benefit from the steady transition to optical ethernet occurring at the edge of data center networks. Now turning to the embedded processor segment.

To begin, I would like to note that our starting backlog in this segment increased by almost $8 million compared to last quarter. Key customers that drove this were Ericsson, Huawei, Nortel and Cisco.

This past quarter, we were able to extend our presence at ZTE by providing a common platform for a cost effective control plane architecture that will be used across multiple metro ethernet and PON edge switches. The key criterion for selection in these platforms was low power and integrated hardware offload for key IP packet processing functions.

We also closed significant designs in the cloud storage space with top-tier OEMs. Specifically our 460SX-based SoCs which combine both in-line security and storage processing functions are slated for use in large storage arrays for cloud data warehousing. The combination of network and storage processing achieves a sub 7 W power point, making this solution very compelling over competitive general purpose CPUs or dedicated storage and security processors.

We thus continue to make meaningful strides in the cloud computing and storage space with tier 1 design wins that are expected to exceed the $10 million mark. Additionally, I am very pleased to note that our second-generation gigahertz power SoCs are now moving into full production and we’re starting to see volume ramps that have resulted from our efforts over the past year.

Our last call, I had mentioned that we had taped out the world’s first power architecture multi-core SMP devices at TSMC. And I am extremely pleased to report that we are sampling 1.5 GHz multi-core SMP devices in an extremely cost optimized TSMC 90 nm node.

It is important to note that this is uniquely differentiated because competitive solutions are manufactured and expensive, deeper submicron SOI processes and are thus inherently more expensive while providing less performance. This firmly establishes our ability to leverage our heritage of excellence in the transport and high performance CMOS mixed-signal space into the high-frequency processor arena.

Our current TSMC core has garnered a tremendous amount of interest in the document processing and control processor segments and we look forward to reporting upcoming wins at major tier 1 OEMs as they materialize.

Before I conclude, I would like to share some of our observations in terms of competition and end markets in the embedded processor and computing spaces.

Number one, architectural consolidation is well underway as our customers drive costs down and increase efficiencies in their platforms. This will then dictate more software reuse and less fragmentation in their system platforms and ultimately result in fewer platforms. Currently we estimate that the Power architecture code base penetration in telco and enterprise computing and networking is roughly 45%.

Number two, the consequences of this consolidation are intense cost and time-to-market pressures. This is evident in various platforms ranging from document processing systems to enterprise access points and wireless base stations.

Our customers are demanding double-digit annual price reductions and heretofore unseen price, power, performance and integration metrics. As a result, customers will expect highly integrated single-chip solutions, similar to those seen in high-volume applications that are price elastic.

Number three, the keys to gaining share and staying ahead of our competition will depend on us being able to execute custom solutions for our customers that combine our unique mixed-signal expertise in transport with our ability to produce very high-performance, high-frequency processor cores along with our customers IP to produce single-chip SoC solutions, thereby allowing our customers to differentiate their products at reasonable cost points.

We are steadily executing on building our mixed-signal IP portfolio along with our high-performance core portfolio in standard TSMC processes such that we can offer a meaningful SOC platform to our top-tier customers and allow them to grow our business with new degrees of freedom relative to cost and power efficiencies. Now let me turn the call over to Bob. Bob?

Robert Gargus: Thanks, Paramesh. Second-quarter revenues were $49.2 million, up $4.1 million or 9% compared to the prior quarter and down $15.1 million or 23% from the same quarter a year ago. Processor revenues were $25.1 million, transport revenues were $21.1 million and licensing revenues were $3 million.

Product revenues, mainly revenues excluding licensing, were $46.2 million and were up 10% on a sequential basis versus the June quarter. Sales to North America accounted for approximately 39% of total revenues, sales to Europe contributed 19% and sales to Asia contributed 42%.

There was one subcontractor that represented 10% or more of the September quarter revenues Hon Hai at 14%. Additionally, there was one disti that was more than 10% and that was Worldwide Avnet which accounted for 28% of total revenues, with Avnet US accounting for 16%.

The channel inventory for distributors was down about $1 million compared to last quarter. We ended the quarter at slightly over 34 days of inventory in the channel based on the channel’s sell out numbers for the September quarter. Disti revenue for the last quarter was approximately $19 million compared to $18 million for the prior quarter.

Turning to the P&L. Our second quarter non-GAAP net income from continuing operations was $1.3 million or $0.02 per share compared to the non-GAAP net income from continuing operations of $0.9 million or $0.01 per share for the prior quarter.

Our EBITDA for the quarter from continuing operations was a positive $1.7 million compared to a positive $1 million for the prior quarter. The second-quarter non-GAAP gross margin, including licensing, was 58.6% compared to 59% for the first quarter. This is consistent with our guidance going into the quarter. The marginal decline in margins was primarily due to mix.

Looking forward to the December quarter, we are expecting overall gross margins to be approximately 59% plus or minus half a point.

Non-GAAP operating expenses from continuing operations were $29.2 million compared to our guidance of approximately $29.5 million and up from the $27.4 million actual incurred in the first quarter. We mentioned in our call last quarter that the June quarter’s $27.4 million was low because $1 million a tape out expenses slipped out of June and into July. Basically the $29.2 million in OpEx was in line with our expectations.

In terms of OpEx guidance for the December quarter, we are expecting expenses to be in the range of $30 million plus or minus $0.5 million. This projected increase is primarily due to timing of project expenses related to our various ongoing projects, including spending necessary to receive NRE credits within the next few quarters.

Our interest income was $1.7 million and excludes the impact of $3.1 million other-than-temporary impairment charges that we took on certain securities within our investment portfolio and a $2 million impairment charge that we took on an equity investment. The diluted share count for EPS purposes were 68.4 million shares.

This increase was higher than we projected and was caused by our increased stock price and its impact on the diluted share count under the treasury stock method. The diluted share count increases approximately 450,000 shares per each dollar increase in the average stock price, up until we get to around $13 per share.

No shares were repurchased last quarter. During the quarter, we had two contracts for approximately $7.8 million that settle for cash at the end of the quarter and we have two open contracts for approximately another $10 million. But given the current stock price, we expect these to settle for cash and fact one has already settled for cash.

Under these contracts, we either get our cash back plus a premium, which would add to our cash balance of $198 million, or we will repurchase shares at a discount. We would expect to continue to place contracts in the range of approximately $10 million a quarter for at least the next few quarters.

Given the recent pullback in the stock price, we will at a minimum starting here in the December quarter, begin open market purchases with the goal of maintaining the diluted share count at around 67 million shares. I will remind everyone that repurchasing shares may have only a partial impact on the quarter in which they were purchased but will have a full impact the following quarter. As such, we cannot assure that our diluted share count would be 67 million at the end of each quarter but this will be our goal.

Interest income is expected to be between $1.3 million and $1.7 million, reflecting lower returns due to depressed market conditions and a cash management strategy that is shorter in timeframe and more focus on capital preservation but with lower interest rates. Our tax rate continues to be projected at 3% for the next several quarters.

Turning to the balance sheet, our cash and investments totaled $197.7 million at the end of the second quarter and this excludes the $10 million that relates to two unsettled share repurchase contracts. Including this amount, our cash and investments decreased by approximately $0.5 million from the end of the first quarter compared — on the same basis.

The decrease is largely due to the additional investments in working capital. This increase relates primarily to the timing of accounts receivable and accounts payable, offset by a decrease in net inventories. Capital expenditures for the quarter were approximately $1.7 million. You can refer to our cash flow statement in the earnings release for more information.

Our working capital is approximately $217 million and we have no long-term debt. DSO is at 40 days, up from the usually low 31 days we had last quarter and a major contributor to the working capital increase that I mentioned above. DSO at 40 days is more consistent with our historical average and we expect our DSOs to range from 35 to 42 days going forward.

As we have promised, we have made great progress with our inventories. The net inventories were $19.4 million, down approximately $2.8 million from the prior quarter and inventory turns were 4.2 compared to last quarter’s 3.3. We will continue to work on inventory levels and are targeting five turns over time. Capital depreciation for the quarter was $1.6 million.

Turning to GAAP, as you know, our non-GAAP financials exclude certain items required by GAAP such as amortization or impairment of purchased intangibles and goodwill, items related to other-than-temporary impairment charges on our investment portfolio, impairment of strategic investments, stock-based compensation expense, non-cash tax adjustments and restructuring charges. The timing and occurrence and magnitude of such items can be difficult or impossible to estimate for future periods.

Our net loss on a GAAP basis was $6.7 million versus net income of $2.9 million last quarter. The difference in our second-quarter GAAP net loss of $6.7 million and our second-quarter non-GAAP net income from continuing operations of $1.3 million is a delta of $8 million.

This $8 million is primarily comprised of one, $3.8 million and $4.3 million of stock-based compensation and amortization of purchased intangibles respectively; two, $1.3 million of net income from discontinued operations; three, $2.0 million and $3.1 million for impairment of a strategic equity investment and other-than-temporary investment impairments respectively; and four, $3.7 million and $0.2 million in non-tax benefits and restructuring charges reversals respectively.

Looking forward to the December quarter, we expect certain known GAAP charges such as the amortization of purchased intangibles and the stock-based compensation to continue at approximately the same levels recorded for the September quarter. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release which can be found in the investor relations section of our website.

Please note that there is no reconciliation for forward-looking non-GAAP measures. That concludes my remarks and let me turn the call back over to Paramesh.

Paramesh Gopi: Thanks, Bob. I’m extremely pleased with our execution and results this past quarter and our solid backlog entering the December quarter. To recap, we have secured meaningful customer commitments for our leadership ultra low power OTN devices. We are sampling the world’s first TSMC-based dual core SMP 1.5 GB power architecture SoC. This enables us to drive high performance cost and power optimized solutions for our focused markets.

While we still have work to do on our overall profitability, we’re making excellent progress. The December quarter will be our third straight quarter of 5 to 10% sequential revenue growth and continued expansion of our EPS. Inventory management continues to improve and above all, we continue to deliver what we promise.

A final point that I want to stress is that our 90% opening backlog position helps mitigate any perceived risk associated with delivering the December quarter. With that, let me turn the call over to Bob for the Q&A session. Bob?

Robert Gargus: Thank you, Paramesh. That concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

+++ q-and-a

Operator: (Operator Instructions) Sandy Harrison, Signal Hill.

Sandy Harrison: Some quick questions on the processor side. You guys have changed your offering and added some parts here. What are the priorities the customers are coming to? If you could maybe rank them quickly, is it the family, is it power versus others, is it the production or the process node? What are sort of the characterizations people are looking for when they choose their processors?

Paramesh Gopi: I think it’s looking a lot more like rather bigger volume market (technical difficulty) so two things that really tip the scales our way are basically energy and cost. From a performance perspective, table stakes are 1 to 1.5 GB for all the volume performance dual core and what’s pretty amazing to them is that we can pull this off in a kind of — I’ll call it a very cost optimized volume process, a CMOS volume process.

And by the way, most competitive solutions are in silicon insulator and the power is not that different. So you can either do — we can do 1.5 gighertz at 90 nm while everybody else is barely producing that at 40 nm with huge amounts of leakage or 45 nm SOI, the customers obviously look at what it’s going to cost, fundamentally going to drive the fundamental costs lower and that’s where we get a lot of traction.

Sandy Harrison: Gotcha. It sounds as though not only are you getting the performance at 90 nm, but as far as the margin of manufacturing this at TSMC versus your former partner could be a real driver to upside in the future. Is that a fair characterization there, Bob?

Robert Gargus: That’s a fair characterization. I just want to caution you that this is a chip that we have just begun sampling. So it’s not yet really into production and generating revenue. It’s probably still a couple of quarters, two to three quarters away from starting to generate any kind of meaningful revenue on our P&L. But the amount of interest — and if you want, customer interaction on the chip is very encouraging at this point in time.

Sandy Harrison: And then finally, it looks like the transport products had their day in the sun in the September quarter and then with the backlog you talked about you laid on in the embedded products, they’re going to have their day sort of in the December quarter. Are we looking at a potential that at some point next year, we will have both of them hitting on all cylinders in a similar quarter or do they tend to come near each other like that?

Robert Gargus: It’s hard to predict that far out, Sandy. I mean right now, I’d say that we would probably envision transport making — or rebounding some in our March quarter. And then because of how strong the processor business was here in the December quarter even though it’s not yet completed, it might be hard to duplicate that again in the March quarter. So you may see this kind of little bit of a flip flop again in the March quarter. To be honest, I don’t have a crystal ball that goes out much beyond March.

Sandy Harrison: Gotcha, alright. Thanks for taking my questions guys.

Operator: Allan Mishan, Brigantine Advisors.

Allan Mishan: Hey Guys, quick question on the Titan products. You specifically mentioned document processing and control plane as areas where you’re targeting now. Are you also offering Titan to all the other applications where you’ve historically worked with the IBM products as well or really are those two the priorities in the near term?

Paramesh Gopi: Absolutely, we’re offering it across the board. If you ask — the reason we mentioned those two are if you really look at document processing, printers are very, very heavily cost pressured. So guys who were using power architecture in printers — and a significant amount of office and enterprise printer guys use power architecture.

So when they see such a massive cost basis change possibility. They obviously gravitate towards trying to adopt this type of technology very quickly, right? So it’s a question of markets that will be most responsive fastest to some of this stuff versus large $80,000 enterprise boxes, right? So.

Robert Gargus: I think the ones we mentioned are just the ones that we can point to in terms of design activity that’s going on currently. But over time, we expect to have that chip find its way into many, many more places.

Paramesh Gopi: Yeah and by the way, just to be clear, this is a completely portable core. So realize that this investment is going to move into submicron — other deep submicron processes within the next year very quickly.

Allan Mishan: Okay and then just kind of a follow-up on that same question. When you think about the different design cycle lengths for different types of products, do you think that perhaps printers could be the first products that take Titan in real volume or would it might be something else? What is your best guess on that?

Paramesh Gopi: So I think certainly printers are — guys who gravitate at least in our existing customer base, there are two things. There are enterprise product cycles which we don’t control. For instance, if you look at major networking boxes, they refreshed every two to 2.5 years. So if you look at what controls refreshes, we don’t control them.

But certainly we do influence refresh cycles. So if I look at products that are going to quickly adopt this, you would start to see people who refresh cycle lines up with actually seeing parts that are sampled that they can touch and feel and we just happened to be talking to the hard copy and the document processing guys when it’s at the edge of a major refresh cycle for a lot of their platforms right? So in the next call or the next six months, you will probably hear about another completely different set of opportunities that would take advantage of this exciting new cost point for this core.

Allan Mishan: Okay, great. That’s helpful. And then can you clarify, did you say your revenue guidance was 5 to 10% for the next quarter?

Robert Gargus: 5 to 8% is what we guided to.

Allan Mishan: Okay, 5 to 8%, okay. Thank you for that. And then you mentioned that you drained a little bit of inventory, a $1 million or so in the distribution channel. Do you know if you drained inventory at OEMs? And if you do know that, was it in both of your businesses or just in transport?

Robert Gargus: Don’t have any way to be able to judge that. I can tell you that just like last quarter, we continued to get orders placed on us within lead times. So I don’t get the sense that there is an inventory buildup anywhere in the channel or in the OEMs with us yet.

Allan Mishan: Okay, I was thinking more along the lines that transport was probably draining inventory for the last couple of quarters and I was wondering if that still continued.

Robert Gargus: Ahhh…. Don’t know, to be honest. I don’t think there’s a buildup. I think it’s been draining. But I keep expecting it to have bottomed and I expected the disti for example to have bottomed but yet it still came down $1 million last quarter. But if we haven’t bottomed, we’ve got to be pretty doggone close at this point.

Allan Mishan: Okay, thanks very much guys.

Operator: Dan Morris, Oppenheimer.

Dan Morris: Hi Guys, thanks for taking my questions. Just wanted to see — you mentioned the lead times in the last question. So have you you not really seen much change to lead times?

Robert Gargus: No, we’ve actually seen lead times begin to lengthen. The package in test houses are starting to become more full, so to speak. So in prior quarters, if you wanted to accelerate something, they had capacity and they could accommodate. Now they’re getting pretty firm about holding to their own lead times. In fact, it’s probably my speculation that we’re going to start to see them shortly start to start to extend their lead times out a little bit.

Dan Morris: Okay great and just a… obviously the backlog was up pretty good this quarter. Were the orders relatively linear through the quarter and has that carried on through to October?

Robert Gargus: Orders are never linear but we didn’t see any abnormal order pattern versus historical kinds of patterns.

Dan Morris: Okay, that includes maybe through the October time period?

Robert Gargus: That includes the first few weeks here in October.

Dan Morris: You guys have done a good job of managing OpEx through the downturn. In March, I think you’d mentioned in a previous call that you have a payroll tax reset. But other than that, how should we think about OpEx beyond the December quarter?

Robert Gargus: So we have two issues — being very, very open with you guys. One is we will have the payroll taxes reset in the March quarter. That happens for everybody. So we are not unique there and that will add a couple of million dollars probably to the OpEx number.

The other thing is like a lot of the companies, we did do salary reductions. And one of the things that we are contemplating but have not yet reached a conclusion on is whether or not sometime next year calendar year we would restore those salary decreases. And part of that is going to depend on how the revenue backlog prospects continue here.

Dan Morris: Okay, but the decision has not been made on the reinstatement?

Robert Gargus: Decision has not been made but I just want you guys to not be surprised. I mean because obviously we’re hopeful that if we can continue to execute and ask that we can put some or all or part whatever of those back in place.

Dan Morris: Thanks. I’ll jump back in queue.

Robert Gargus: Just so you guys have a sizing, that was around $3 million roughly would be the full year impact, not the quarterly impact, the full year impact.

Operator: Christian Schwab, Craig-Hallum Capital Group.

Christian Schwab: Great, thanks. Bob, your discussion on the March for a rebound in transport and then processors down slightly, is it your expectation then at this time that the March quarter will be flat with December, give or take?

Robert Gargus: No not at all. What I’m saying that I expect transport to rebound. What I’m saying is I think it will be a bigger portion of the growth in the March quarter and I think processors, because they have grown so much in the last quarter or two, may flatten out as a percentage if you want or have a little less growth because they — nothing ever goes up in a straight line right?

They always kind of go up a quarter or two, then stall for a quarter and then go back up again and that’s the only pattern I am seeing. I would expect this to continue to have sequential growth in the March quarter would be my current expectation.

Christian Schwab: Fabulous, thank you. No other questions.

Operator: Christopher Longiaru, Sidoti & Co.

Christopher Longiaru: Hey guys. My question is just what is your normal turns rate and what kind of turns are you assuming for the guidance that you gave?

Robert Gargus: Sorry, say again?

Christopher Longiaru: What was your normal turns rate let’s say kind of before the recession hit and what kind of turns are you assuming for the midpoint of your guidance range?

Robert Gargus: We historically have been anywhere from 30 to 40% turns and now we’re talking 10% turns.

Christopher Longiaru: So basically I mean you’re being conservative with where your turns need to be to get to the midpoint of your guidance at this point?

Robert Gargus: In theory, but I’m not encouraging people to go beyond what we have guided to because the other thing we said before that we wanted to do was to seize the downturn or the macro conditions to kind of retrain our customers, get people used to honoring lead times and placing them because it allows us to run our business more efficiently and we’re trying to hold our customers’ feet to the fire and do that.

Christopher Longiaru: Gotcha, okay. And also you said you had a turns goal of four or five?

Robert Gargus: For inventory. Five turns is the ultimate goal (multiple speakers)

Christopher Longiaru: What is it now?

Robert Gargus: 4.2.

Christopher Longiaru: Okay. Interesting — do you have a time frame on that goal of trying to get it to five?

Robert Gargus: Say over the next four quarters.

Christopher Longiaru: Okay. That’s all I have for now. Thank you guys.

Operator: Sanjay Devgan, Morgan Stanley.

Sanjay Devgan: Hey Bob and Paramesh. Thank you so much for taking my call. Just a couple of questions. The first one, Paramesh, if you could kind of expound upon — you talked about the $8 million in backlog built up in your embedded products across customers such as Cisco and Huawei. Can you give us a sense of what type of applications those products will be used in?

Paramesh Gopi: I think — let me go back to my earlier comments. I think there’s major changes occurring in the edge networking and the metro part of that edge networking piece. Most of the design wins that we have both on the processor and the transport side all point to — can be traced back to essentially classic sizing that is occurring at the edge and very close to the consumer.

It’s no secret that I think according to studies done by Nokia and by I believe Vodafone, mobile traffic in the last 14 months has jumped by 500x, not by 500%, by 500x. So it’s pretty rational and very linkable that there’s a significant amount of buildout occurring worldwide in terms of metro edge platforms as well as I will call optical backhaul platforms.

Those two pretty much drive a significant piece of all of our growth. Notwithstanding that, if you look at enterprise spending, and I’m not talking about spending from an SMB type of spending perspective, but from a core data center perspective, you can look at the server market as being a proxy for how things like top of the rack switches do, how things like server blades are doing as well as control processors as well as in-line data processing for storage is doing. So a lot of the applications are either polarized towards I will call it data center growth and/or edge networking to core networking growth.

Sanjay Devgan: Okay. That’s helpful. Just sort of follow-on, the kind of embedded market for consumer applications, it’s — a lot of your competitors have talked about this market and it seems like a lot of your competitors are keenly focused to kind of make a bigger push into this market. And I was wondering — kind of you talked about your ability to drive the performance at 90 nm versus some of your competitors that can’t get the similar performance at lower process nodes.

But as you look at that, do you see you know in your opinion, who are some of the guys that you believe will be the most competitive? Or if you have looked at — aside from yourself, who are the guys that you kind of — that we should watch in terms of you know that give you cause for concern?

Paramesh Gopi: That’s a really hard question for me to answer. I’m kidding. I think if you look at the space, let me take it one step above actually physical companies. It’s actually going to become kind of the — I’ll call it a very interesting architecture war in the embedded space.

And I think it’s no secret that there are companies that went down a MIPS path and switched to ARM. They switched to ARM primarily because of power performance cost. Traditionally I think power architecture products have never — although IBM today dominates the gaming market because they are able to sustain their entire business for semiconductors in their fabs based on very large volumes for gaming and they clearly have had extremely good experience with their same fundamental technology and I’ll call it near consumer applications, not in handsets but in gaming machines.

For the first ever time, I think that if you look at this, it’s shaping up to be an interesting proof point for what architectures are able to scale in different spaces, right? So heretofore if you look at power PC and the power architecture, it stems from kind of a server ilk and server and gaming ilk and then now you have actually seen it.

I think Freescale was the first to take it into the automotive space and they did a fantastic job with it. I think we are now seeing the ability for us to scale that architecture into a very different I’ll call it performance cost envelope than it has gone before. So it again comes up to essentially looking at architectural integrity at different cost and performance envelopes.

So really speaking, we would be competing with guys who are ARM based today that we never would have been able to compete with before. You know all the companies that do that in fact everybody does that. To be able to get something that’s working at I’ll call it a 1.5x — T— 1.5x process node at reasonable — extremely reasonable cost points and extremely good performance is not trivial.

So the technology speaks for itself, guys. To come here and tell you about I can do this at 90 nm says something about the fundamental circuit design and the mixed-signal capability that this Company has. So it’s a very important thing for you to realize that it’s more of a movement of an architecture into a different space.

Robert Gargus: Yeah and I will add too that you’ll see us starting to compete more in the multi-core applications whereas prior to this core, we didn’t have a multi-core. And you’re going to see power architecture finding its way into multi-core applications either via our chip or even I think Freescale has announced a chip. A year from now, you are going to start to see multi-core that is in more than just the MIPS platform.

Paramesh Gopi: Multi-core is in a very significant fashion because you’re no more constrained by MIPS being multi-core, you are no more — an ARM has never had that strong of a presence in multi-core although I’m sure they’ll get there. But now we’re talking about a real processor architecture that has its roots in the server space coming to a completely different performance cost envelope.

Sanjay Devgan: Okay. That’s very helpful. Thank you, gentlemen.

Operator: [Brian Thon], Kingdom Bridge Capital.

Brian Thon: Hi guys. Wanted to ask you about NREs. Paramesh, I think you mentioned there was a new one this quarter. Could you maybe elaborate a bit on where you’re getting your NREs? Is it on the transport side or the processor side? And what kind of visibility do you have for future NREs? And then, Bob, maybe if you could maybe comment a little bit around how do we layer those into our OpEx expectations going forward?

Robert Gargus: So I’ll do the first part and then turn it over to Paramesh. So we actually signed a multimillion NRE contract this last quarter and we got the first 750. We have always told you guys that we were going to be doing more of these going forward. But the timing of NREs are very difficult to predict.

So we would build it into our guidance and in any given quarter where the number was significant, we would call it out. So like 750 this last quarter is obviously significant. We called it out. I think on one of the prior quarters, it was only a couple hundred thousand dollars, we probably wouldn’t call it out if it was only a couple hundred thousand.

But if it’s of anything of note, we will spell it out to you guys and say the expense number has a credit in it for that. I think also before I turn it over to Paramesh here, you have to recognize NREs are because a customer has confidence that you can build a solution for them.

Obviously that is a solution that is on the come with milestones and therefore, talking to the name or too much of the specifics on it would not be appreciated by them for competitive purposes. So we will by nature have to be a little vague here but I’ll let Paramesh comment to the extent he thinks he can.

Paramesh Gopi: So I think the key here is that people are actually giving us the opportunity to service them with a suite of our IP. So we are investing — as I mentioned to you guys before, the biggest move that Applied Micro is making in this space is to bring disruptive circuit design, mixed-signal and process technologies that are most commonly associated with the mobile and the PC spaces to the telco infrastructure space.

This is directly to drive high-performance, energy conscious both networking and computing solutions to this market. The proof point for our strategy lies in our ability to get our customers to commit in advance significant chunks of their tier 1 platforms to us to go build silicon to realize those platforms. To me, if you look at this, this just affirms one really important thing which is that we are — we have groundbreaking disruptive technology in process technology nodes that are more commonly associated with the mobile markets and the commodity PC markets.

So there is a larger trend here that needs to be clearly underscored which is that we have come from a place where all of our IP that we had has now been meaningfully translated into these different process technologies both on the processor side and on the mixed-signal side. So one other point I want to mention is that you will see more NRE coming. As Bob said, we will basically mention it as appropriate based on milestones that we accomplish.

But the key piece here is that we told you guys — I told you guys when I took over as CEO that one of the things that we will do is to make sure that our investment in these very leading-edge and cutting-edge processes will be customer driven and customer sponsored. And that is exactly what we are executing to.

I don’t know of any other telco infrastructure player today that is applying the type of disruptive technology that we are to changing the cost-size energy dynamics of the telco equipment scope. So that’s a significant change.

So I want to reaffirm that basically we said we were going to walk this walk. We are walking the walk and we will continue to execute. And we feel extremely positive about our ability to go do more of this in the future.

Brian Thon: Great. Thanks.

Operator: At this time, I would like to turn over the call to Mr. Gargus for any closing remarks.

Robert Gargus: Well we want to thank you for joining us and we look forward to talking to you about 90 days from now, hopefully after another successful quarter. Thank you.

Paramesh Gopi: Take care. Bye bye.

Operator: Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.